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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                         Global Telecom LLC ("Telecom")
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                        1000 Louisiana Street, Suite 565
--------------------------------------------------------------------------------
                                    (Street)

                               Houston, TX 77002
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     December 29, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Netro Corporation ("NTRO")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per       5,762,500                    D
share ("Netro Shares")
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

                            (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: See attached Exhibit to Form 3, which is hereby incorporated herein by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See Instructions 6 for procedure.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                           (Print or Type Responses)

                                Exhibit to Form 3

Name and Address of Additional Reporting Persons:
------------------------------------------------

Carso Global Telecom, S.A. de C.V. ("CGT") with the following address:

         Insurgentes Sur #1500
         Col. Pena Pobre Tlalpan, 14060
         Mexico, D.F., Mexico

Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each with the following address:

         Paseo de Las Palmas #736
         Colonia Lomas de Chapultepec, 11000
         Mexico, D.F., Mexico

Explanation of Responses:
------------------------

As of December 29, 2000, CGT had indirect beneficial ownership of the 5,762,500 Netro Shares then directly owned by its wholly-owned subsidiary, Telecom.

The Slim Family beneficially owns a majority of the outstanding voting and equity securities of CGT, and therefore each member of the Slim Family may be deemed to have indirect beneficial ownership of the 5,762,500 Netro Shares beneficially owned indirectly by CGT and owned directly by Telecom.

                                 Signature Page



         --------------------------------
         Carlos Slim Helu

         --------------------------------
         Carlos Slim Domit                         By:
                                                       -------------------------
         --------------------------------              Eduardo Valdes Acra
         Marco Antonio Slim Domit                      Attorney-in-Fact
                                                       January 5, 2001
         --------------------------------
         Patrick Slim Domit

         --------------------------------
         Maria Soumaya Slim Domit

         --------------------------------
         Vanessa Paola Slim Domit

         --------------------------------
         Johanna Monique Slim Domit


         CARSO GLOBAL TELECOM, S.A. DE C.V.

         --------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC

         --------------------------------
         By: James M. Nakfoor
         Title: Manager

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Carlos Slim Helu
October 25, 2000              ----------------------------------
                              By:  Carlos Slim Helu

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Carlos Slim Domit
October 25, 2000              ----------------------------------
                              By:  Carlos Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Marco Antonio Slim Domit
October 25, 2000              ----------------------------------
                              By:  Marco Antonio Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Patrick Slim Domit
October 25, 2000              ----------------------------------
                              By:  Patrick Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Maria Soumaya Slim Domit
October 25, 2000              ----------------------------------
                              By:  Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Vanessa Paola Slim Domit
October 25, 2000              ----------------------------------
                              By:  Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                              /s/ Johanna Monique Slim Domit
October 25, 2000              ----------------------------------
                              By:  Johanna Monique Slim Domit

                                POWER OF ATTORNEY


                  Carso Global Telecom, S.A. de C.V., a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                              CARSO GLOBAL TELECOM, S.A. DE C.V.


                              /s/ Eduardo Valdes Acra
October 25, 2000              ----------------------------------
                              By:  Eduardo Valdes Acra
                              Title: Attorney-in-Fact

                                POWER OF ATTORNEY


                  Global Telecom LLC, a holder of shares of common stock, $0.001 par value per share (the "Securities"), of Netro Corporation, a corporation organized under the laws of California, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                              GLOBAL TELECOM LLC


                              /s/ James M. Nakfoor
October 25, 2000              ----------------------------------
                              By: James M. Nakfoor
                              Title: Manager

                             JOINT FILING AGREEMENT


         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 25th day of October 2000, by and among Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Carso Global Telecom, S.A. de C.V. and Global Telecom LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Netro Corporation, a California corporation, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         Carlos Slim Helu

         ----------------------------------
         Carlos Slim Domit                           By: /s/ Eduardo Valdes Acra
                                                         -----------------------
         ----------------------------------              Eduardo Valdes Acra
         Marco Antonio Slim Domit                        Attorney-in-Fact
                                                         October 25, 2000
         ----------------------------------
         Patrick Slim Domit

         ----------------------------------
         Maria Soumaya Slim Domit

         ----------------------------------
         Vanessa Paola Slim Domit

         ----------------------------------
         Johanna Monique Slim Domit


         CARSO GLOBAL TELECOM, S.A. DE C.V.

         ----------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC

         ----------------------------------
         By: James M. Nakfoor
         Title: Manager